EXHIBIT 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
jparenzan@iphase.com	ir@iphase.com
Interphase Announces New Vice President of Corporate Strategy & Business Development
PLANO, Texas — November 14, 2008 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today announced that Yoram Solomon has accepted the position of Vice President of Corporate Strategy & Business Development, a new strategic role at Interphase.
Prior to joining Interphase, Mr. Solomon spent the last six years at Texas Instruments in Dallas, most recently as the Sr. Director of Technology Strategy and Industry Relations for the Chief Technology Officer’s office (Wireless Business Unit). In this role, Mr. Solomon was responsible for driving strategy creation for next generation wireless/cellular technologies and applications. Additionally Mr. Solomon was responsible for driving the creation of the Bluetooth over 802.11 activities in the marketplace, launching 3 major innovation/growth initiatives in the area of wireless applications, machine-to-machine connectivity, augmented reality, and 3D imaging. Prior to that, Mr. Solomon was Sr. Director of Strategic Marketing, Industry & Standards (Mobile Connectivity Business Unit). This group was responsible for components that address non-cellular connectivity (including Bluetooth, Wi-Fi, Wi-Max, Ultra Wideband, mobile GPS, mobile DTV, etc.). Mr. Solomon held additional roles at TI as Director, Strategic Business Development (Connectivity Solutions Group), General Manager (Consumer Networking Business Unit), and Director of Business Development & Strategy (Wireless Networking Business Unit). Together with his contribution to the success of the TI wireless team, Mr. Solomon’s involvement in numerous organizations provides him with a solid understanding of market trends and advancements. His expertise in next-generation technologies also provides him with a strong foundation of knowledge regarding the future of the wireless industry.
Before joining TI, Mr. Solomon was Vice President and General Manager of PCTEL’s Advanced Communications Business Unit in San Jose, California. While at PCTEL, he defined the company’s 802.11 product strategy and market opportunity, and worked on its broadband DSL product line. Mr. Solomon also held senior-level management positions at Voyager Technologies, Israel’s Ministry of Industry and Trade, and Electronic Line, Ltd.

“With the wealth of experience and innovative leadership that Yoram has demonstrated from his work across different companies, we feel he will be an outstanding contributor to our company,” said Gregory B. Kalush, president and chief executive officer of Interphase Corporation. “Having a person with Yoram’s skills and expertise focused on business development and strategic initiatives will help Interphase quickly assess and select market opportunities and technologies that will allow us to create new options to grow our company. We are very excited to have him as a part of our team at Interphase.”
Mr. Solomon is currently working toward a PhD in Organization and Management at Capella University. He earned a master’s degree of business administration from the University of Colorado and a law degree from Tel-Aviv University in Israel. He also participated in the executive marketing management program at Stanford University and received an electronics and computer engineering degree from Ort Singalowsky College in Tel-Aviv, Israel.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA), MicroTCA™ and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Ericsson, Fujitsu Ltd., Hewlett Packard, Lockheed Martin, Motorola Inc., Nortel Networks Ltd., Nokia-Siemens Networks and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about
Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities
Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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